Exhibit 99.01

Schedule II

Independent Auditor’s Report

The Board of Directors and Stockholder

Royster-Clark, Inc.:

Under date of March 5, 2004, we reported on the consolidated balance sheets of Royster-Clark, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholder’s equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2003, which are included herein. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in note 2 to the consolidated financial statements, the Company implemented Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002.

/s/ KPMG

March 5, 2004

Norfolk, Virginia

Exhibit 99.01

Schedule II

ROYSTER-CLARK, INC.

Allowance for Doubtful Accounts

(In thousands)

	Balance beginning of period	Amounts charged to costs and expenses	Deductions(1)	Balance end of period
Year Ended December 31, 2001	5,891	2,980	(3,521)	5,350
Year Ended December 31, 2002	5,350	2,630	(1,862)	6,118
Year Ended December 31, 2003	6,118	2,148	(2,328)	5,938

(1)	Amounts determined not collectible, net of recoveries.